Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media contacts:
June 18, 2019	Bob Varettoni
908.559.6388
robert.a.varettoni@verizon.com

Eric Wilkens
908.559.3063
eric.wilkens@verizon.com

Verizon releases recast segment results in alignment with its new operating model

NEW YORK - Verizon Communications Inc. (NYSE, Nasdaq: VZ) today released recast historical financial and operational results in connection with its new operating model, Verizon 2.0, which was announced in November 2018 and implemented beginning in April 2019.
As previously disclosed, the new structure aligns the company around two customer-facing reportable segments: Consumer and Business. This reflects Verizon’s customer-centric approach to address evolving customer needs, deliver best-in-class customer experiences and drive continued leadership in 5G. Results for Verizon Media, the company’s third operating group, were not impacted by the new operating model.
“Verizon 2.0 is a transformation of our business that creates the right platform to better serve our customers and capture long-term growth opportunities,” said Chairman and CEO Hans Vestberg. “As we evolve our networks and organization, we are positioning Verizon to win in the 5G era.”

The recast financial information and selected operating metrics -- available on Verizon’s Investor Relations website at www.verizon.com/about/investors -- present the company’s historical results for its new reportable segments, providing transparency into the performance of each business. Verizon formerly reported results under Wireless and Wireline segments.
There are no changes to previously reported consolidated results as a result of the recast.
Verizon will webcast an analyst meeting today at 5 p.m. ET to discuss its new financial reporting structure. The webcast and presentation materials can be accessed on its Investor Relations site.
The company expects to report second-quarter 2019 results on August 1.

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